UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2008

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information required by Item 1.01 with respect to the restructuring of the mortgage and mezzanine loans described in Item 2.03 below is incorporated by reference herein.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF COMPANY

On August 8, 2007, KBS Real Estate Investment Trust, Inc. (the “Company”) acquired an 80% membership interest in a joint venture, New Leaf-KBS JV, LLC (the “Joint Venture”). The Joint Venture is the owner of a portfolio of 23 institutional quality industrial properties and holds a master lease with respect to another industrial property (the “National Industrial Portfolio”). In connection with the Joint Venture’s acquisition of the National Industrial Portfolio, on August 8, 2007, the Joint Venture obtained the following financings related to the National Industrial Portfolio:

	Principal Amount of Note	New Spread
Mortgage Loan	$ 315.0 million	115 basis points over 30-day LIBOR
Mezzanine Loan A	$ 116.0 million	115 basis points over 30-day LIBOR
Mezzanine Loan B (1)	$ 20.0 million	115 basis points over 30-day LIBOR

	$ 451.0 million(2)	115 basis points over 30-day LIBOR

(1) This note is to fund future capital expenditures and leasing costs. As of March 28, 2008, approximately $644,000 of the $20.0 million commitment had been drawn.

(2) Assumes full amount is drawn under Mezzanine Loan B. See note (1).

The mortgage loan is secured by a first priority lien on the National Industrial Portfolio properties. The mezzanine loans are secured by a pledge of 100% of the ownership interests in wholly owned subsidiaries of the Joint Venture that directly or indirectly own the National Industrial Portfolio properties.

On March 28, 2008, the mortgage loan and the mezzanine loans related to the National Industrial Portfolio properties were restructured. Pursuant to the restructuring the principal amount due under the mortgage loan was reduced by $15.0 million and the spread on the mortgage loan was reduced to 84.41 basis points. Also pursuant to the restructuring, the principal amount due under the mezzanine loans increased by $15.0 million, such that the maximum principal amount due under the mezzanine loans equals $151.0 million, assuming all amounts are drawn under the loans. Further, the mezzanine loans were split into five tranches with varying interest rates. Upon restructuring the principal amount of the mortgage and mezzanine loans and the applicable interest rates were as follows:

	Principal Amount of Note	New Spread
Mortgage Loan	$ 300.0 million	84.41 basis points over 30-day LIBOR
Replacement Mezz Note A	$ 40.2 million	171 basis points over 30-day LIBOR
Replacement Mezz Note B	$ 32.3 million	201 basis points over 30-day LIBOR
Replacement Mezz Note C	$ 32.3 million	226 basis points over 30-day LIBOR
Replacement Mezz Note D	$ 26.2 million	301 basis points over 30-day LIBOR
Replacement Mezz Note E (1)	$ 20.0 million	125 basis points over 30-day LIBOR

	$ 451.0 million(2)	125 basis points over 30-day LIBOR(3)

(1) This note is to fund future capital expenditures and leasing costs. As of March 28, 2008, approximately $644,000 of the $20.0 million commitment had been drawn.

(2) Assumes full amount is drawn under Replacement Mezz Note E. See note (1).

(3) Weighted-average interest rate of the mortgage and mezzanine loans.

As contemplated by the original loan documents for the mortgage and mezzanine loans, effective as of February 29, 2008, the lender increased the interest rates on the mortgage and mezzanine loans to 125 basis points over 30-day LIBOR. After the March 28, 2008 reallocation of the principal amounts of the mortgage loan and the mezzanine loans and the splitting of the promissory notes of the mezzanine loans, the weighted-average interest rate of the mortgage loan and the mezzanine loans is equal to 125 basis points over 30-day LIBOR.

The mortgage and mezzanine loans mature on August 9, 2009, subject to the Joint Venture’s right to extend the maturity date for up to three additional years in accordance with the terms, conditions and fees required under the loan documents.

Provided no event of default (as defined in the mezzanine loan documents) exists, the new mezzanine loan notes provide for a pro rata pay-down with respect to any principal repayment, including those payments made as a result of a casualty or condemnation. As was the case prior to the restructuring, if an event of default exists, the mezzanine lender may apply payments in its sole discretion, which may result in an increase in the weighted-average interest rates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: April 3, 2008	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

3